Section 1 of Article III of the Bylaws of the Trust
were amended and restated as follows:
Section 1.	Executive Officers.  The
initial executive officers of the Trust
shall be elected by the Board of
Trustees as soon as practicable after
the organization of the Trust.  The
executive officers shall include a
President, one or more Vice Presidents
(the number thereof to be determined by
the Board of Trustees), a Secretary and
a Treasurer.  The Board of Trustees may
also in its discretion appoint Assistant
Vice Presidents, Assistant Secretaries,
Assistant Treasurers, and other
officers, agents and employees, who
shall have such authority and perform
such duties as the Board may determine.
The Board of Trustees may fill any
vacancy which may occur in any office.
Any two offices, except for those of
President and Vice President, may be
held by the same person, but no officer
shall execute, acknowledge or verify any
instrument on behalf of the Trust in
more than one capacity, if such
instrument is required by law or by
these Bylaws to be executed,
acknowledged or verified by two or more
officers.
Section 4 of Article III of the Bylaws of the
Trust were redesignated as Section 5 of
Article II of the Bylaws and were amended and
restated as follows:
Section 5.	Chairman of the Board.  The
Chairman of the Board, if any, shall be
selected from among the Trustees.  The
Chairman of the Board, if any, shall
preside at all meetings of the
Shareholders and the Board of Trustees,
if the Chairman of the Board is present.
The Chairman of the Board shall have
such other powers and duties as shall be
determined by the Board of Trustees.
Unless otherwise prohibited by law, the
Chairman of the Board may be either an
"interested person" as defined in
section 2(a)(19) of the Investment
Company Act of 1940, or a Trustee who is
not an interested person.
Section 5 of Article III of the Bylaws of the
Trust were redesignated as Section 4 of
Article III and were amended and restated as
follows:
Section 4.	Vice Presidents.  One or
more Vice Presidents shall have and
exercise such powers and duties of the
President in the absence or inability to act of the President, as may be assigned to them, respectively, by the Board of Trustees or, to the extent not so assigned, by the President. In the absence or inability to act of the President, the powers and duties of the President not otherwise assigned by the Board of Trustees or the President shall devolve upon the Vice Presidents in the order of their election.
S:\SHARE\legal\M E DRESNIN\2004\NSAR Exhibits.doc